UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                              (Amendment No. 7)*

                            MARSH SUPERMARKETS INC
------------------------------------------------------------------------------
                               (Name of Issuer)


                             CLASS A COMMON STOCK
------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  571783307
------------------------------------------------------------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendments subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (10-88) Page 1 of 5

    CUSIP No.    571783307             13G                         Page      2
                 ---------

------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

    American National Trust & Investment Management Company
------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)  [ ]
                                                                  (b)  [X]
------------------------------------------------------------------------------
3   SEC USE ONLY


------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    INDIANA
------------------------------------------------------------------------------
          NUMBER OF               5  SOLE VOTING POWER

           SHARES                    259,587
                                  --------------------------------------------
         BENEFICIALLY             6  SHARED VOTING POWER

           OWNED BY                  0
                                  --------------------------------------------
             EACH                 7  SOLE DISPOSITIVE POWER

          REPORTING                  3,430
                                  --------------------------------------------
            PERSON                8  SHARED DISPOSITIVE POWER

             WITH                    256,157 (Includes 2,414 shares of Other
                                                Dispositive Power)
------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    259,587
------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [ ]
------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    100%
------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IV
------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                                   Page      3
ITEM 1.
     (a) NAME OF ISSUER

         Marsh Supermarkets Inc

     (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

         9800 Crosspointe Boulevard
         Indianapolis, Indiana 46256-3350

ITEM 2.
     (a) NAME OF PERSON(S) FILING

         American National Trust & Investment Management Company

     (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

         320 South High Street
         Muncie, Indiana 47305-2325

     (c) CITIZENSHIP

         Not Applicable

     (d) TITLE OF CLASS OF SECURITIES

         Class A Common

     (e) CUSIP NUMBER

         571783307

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

         Not Applicable

ITEM 4.  OWNERSHIP                                                 Page      4

    (a)  Amount Beneficially Owned:

         259,587

    (b)  Percent of Class:

         100%

    (c)  Number of shares as to which such person has:

           (i)  sole power to vote or to direct the vote
                259,587
          (ii)  shared power to vote or to direct the vote
                0
         (iii)  sole power to dispose or to direct the disposition of
                3,430
          (iv) shared power to dispose or to direct the disposition of 256,157 (Includes 2,414 shares of Other Dispositive Power)

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         None

ITEM 7. IDENTIFICATIOON AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable

ITEM 10. CERTIFICATION

         Not Applicable

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      March 20, 1998
                                      ---------------------------------------
                                      Date

                                      /s/ Theodore H. Jarvis Sr.
                                      ---------------------------------------
                                      Signature

                                      Theodore H. Jarvis Sr., Vice President
                                      ---------------------------------------
                                      Name/Title

                    APPENDIX OF PREVIOUSLY FILED SCHEDULES

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                              (Amendment No.  )*

                            MARSH SUPERMARKETS INC
------------------------------------------------------------------------------
                               (Name of Issuer)


                                 COMMON STOCK
------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  571783109
------------------------------------------------------------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendments subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (10-88) Page 1 of 5

    CUSIP No.    571783109             13G                         Page      2
                 ---------

------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

    American National Bank & Trust Company of Muncie
------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)  [ ]
                                                                  (b)  [X]
------------------------------------------------------------------------------
3   SEC USE ONLY


------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    INDIANA
------------------------------------------------------------------------------
          NUMBER OF               5  SOLE VOTING POWER

           SHARES                    408,678
                                  --------------------------------------------
         BENEFICIALLY             6  SHARED VOTING POWER

           OWNED BY                  301,352
                                  --------------------------------------------
             EACH                 7  SOLE DISPOSITIVE POWER

          REPORTING                  2,733
                                  --------------------------------------------
            PERSON                8  SHARED DISPOSITIVE POWER

             WITH                    707,297 (Includes 197,266 shares of Other
                                              Dispositive Power)
------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    710,030
------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [ ]
------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    100%
------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    BK
------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                                   Page      3
ITEM 1.
     (a) NAME OF ISSUER

         Marsh Supermarkets Inc

     (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

         501 Depot Street
         Yorktown, Indiana 47396

ITEM 2.
     (a) NAME OF PERSON(S) FILING

         American National Bank & Trust Company of Muncie

     (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

         110 East Main Street
         Muncie, Indiana 47305

     (c) CITIZENSHIP

         Not Applicable

     (d) TITLE OF CLASS OF SECURITIES

         Common

     (e) CUSIP NUMBER

         571783109

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

         Not Applicable

ITEM 4.  OWNERSHIP                                                 Page      4

    (a)  Amount Beneficially Owned:

         710,030

    (b)  Percent of Class:

         100%

    (c)  Number of shares as to which such person has:

           (i)  sole power to vote or to direct the vote
                408,678
          (ii)  shared power to vote or to direct the vote
                301,352
         (iii)  sole power to dispose or to direct the disposition of
                2,733
          (iv) shared power to dispose or to direct the disposition of 707,297 (Includes 197,266 shares of Other Dispositive Power)

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         None

ITEM 7. IDENTIFICATIOON AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable

ITEM 10. CERTIFICATION

         Not Applicable

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      January 18, 1990
                                      ---------------------------------------
                                      Date

                                      /s/ Theodore H. Jarvis Sr.
                                      ---------------------------------------
                                      Signature

                                      Theodore H. Jarvis Sr., Vice President
                                      ---------------------------------------
                                      Name/Title

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                              (Amendment No. 1)*

                            MARSH SUPERMARKETS INC
------------------------------------------------------------------------------
                               (Name of Issuer)


                                 COMMON STOCK
------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  571783109
------------------------------------------------------------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendments subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (10-88) Page 1 of 5

    CUSIP No.    571783109             13G                         Page      2
                 ---------

------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

    American National Trust and Investment Management Company
    (formerly American National Bank & Trust Company of Muncie)
------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)  [ ]
                                                                  (b)  [X]
------------------------------------------------------------------------------
3   SEC USE ONLY


------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    INDIANA
------------------------------------------------------------------------------
                                  5  SOLE VOTING POWER
          NUMBER OF
                                     507,487
           SHARES                 --------------------------------------------
                                  6  SHARED VOTING POWER
         BENEFICIALLY
                                     177,633 (Includes 176,218 shares with No
           OWNED BY                           Voting Power)
                                  --------------------------------------------
             EACH                 7  SOLE DISPOSITIVE POWER

          REPORTING                  172,978
                                  --------------------------------------------
            PERSON                8  SHARED DISPOSITIVE POWER

             WITH                    512,142 (Includes 3,240 shares of Other
                                              Dispositive Power)
------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    685,120
------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [ ]
------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    100%
------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IC
------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                                   Page      3
ITEM 1.
     (a) NAME OF ISSUER

         Marsh Supermarkets Inc

     (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

         501 Depot Street
         Yorktown, Indiana 47396

ITEM 2.
     (a) NAME OF PERSON(S) FILING

         American National Trust & Investment Management Company

     (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

         110 East Main Street
         Muncie, Indiana 47305

     (c) CITIZENSHIP

         Not Applicable

     (d) TITLE OF CLASS OF SECURITIES

         Common

     (e) CUSIP NUMBER

         571783109

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

         Not Applicable

ITEM 4.  OWNERSHIP                                                 Page      4

    (a)  Amount Beneficially Owned:

         685,120

    (b)  Percent of Class:

         100%

    (c)  Number of shares as to which such person has:

           (i)  sole power to vote or to direct the vote
                507,487
          (ii)  shared power to vote or to direct the vote
                177,633 (Includes 176,218 shares with No Voting Power)
         (iii)  sole power to dispose or to direct the disposition of
                172,978
          (iv) shared power to dispose or to direct the disposition of 512,142 (Includes 3,240 shares of Other Dispositive Power)

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         None

ITEM 7. IDENTIFICATIOON AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable

ITEM 10. CERTIFICATION

         Not Applicable

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      January 17, 1991
                                      ---------------------------------------
                                      Date

                                      /s/ Theodore H. Jarvis Sr.
                                      ---------------------------------------
                                      Signature

                                      Theodore H. Jarvis Sr., Vice President
                                      ---------------------------------------
                                      Name/Title

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                              (Amendment No. 2)*

                            MARSH SUPERMARKETS INC
------------------------------------------------------------------------------
                               (Name of Issuer)


                             CLASS A COMMON STOCK
------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  571783307
------------------------------------------------------------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [X]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendments subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (10-88) Page 1 of 5

    CUSIP No.    571783307             13G                         Page      2
                 ---------

------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

    American National Trust & Investment Management Company
------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)  [ ]
                                                                  (b)  [X]
------------------------------------------------------------------------------
3   SEC USE ONLY


------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    INDIANA
------------------------------------------------------------------------------
                                  5  SOLE VOTING POWER
          NUMBER OF
                                     253,743
           SHARES                 --------------------------------------------
                                  6  SHARED VOTING POWER
         BENEFICIALLY
                                     69,572 (Includes 68,863 shares with No
           OWNED BY                          Voting Power)
                                  --------------------------------------------
             EACH                 7  SOLE DISPOSITIVE POWER

          REPORTING                  54,432
                                  --------------------------------------------
            PERSON                8  SHARED DISPOSITIVE POWER

             WITH                    268,883 (Includes 15,140 shares of Other
                                              Dispositive Power)
------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    323,315
------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [ ]
------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    100%
------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IV
------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                                   Page      3
ITEM 1.
     (a) NAME OF ISSUER

         Marsh Supermarkets Inc

     (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

         9800 Crosspointe Boulevard
         Indianapolis, Indiana 46256-3350

ITEM 2.
     (a) NAME OF PERSON(S) FILING

         American National Trust & Investment Management Company

     (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

         110 East Main Street
         Muncie, Indiana 47305-0751

     (c) CITIZENSHIP

         Not Applicable

     (d) TITLE OF CLASS OF SECURITIES

         Class A Common

     (e) CUSIP NUMBER

         571783307

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

         Not Applicable

ITEM 4.  OWNERSHIP                                                 Page      4

    (a)  Amount Beneficially Owned:

         323,315

    (b)  Percent of Class:

         100%

    (c)  Number of shares as to which such person has:

           (i)  sole power to vote or to direct the vote
                253,743
          (ii)  shared power to vote or to direct the vote
                69,572 (Includes 68,863 shares with No Voting Power)
         (iii)  sole power to dispose or to direct the disposition of
                54,432
          (iv) shared power to dispose or to direct the disposition of 268,883 (Includes 15,140 shares of Other Dispositive Power)

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         None

ITEM 7. IDENTIFICATIOON AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable

ITEM 10. CERTIFICATION

         Not Applicable

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      January 16, 1992
                                      ---------------------------------------
                                      Date

                                      /s/ Theodore H. Jarvis Sr.
                                      ---------------------------------------
                                      Signature

                                      Theodore H. Jarvis Sr., Vice President
                                      ---------------------------------------
                                      Name/Title

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                              (Amendment No. 3)*

                            MARSH SUPERMARKETS INC
------------------------------------------------------------------------------
                               (Name of Issuer)


                             CLASS A COMMON STOCK
------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  571783307
------------------------------------------------------------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendments subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (10-88) Page 1 of 5

    CUSIP No.    571783307             13G                         Page      2
                 ---------

------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

    American National Trust & Investment Management Company
------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)  [ ]
                                                                  (b)  [X]
------------------------------------------------------------------------------
3   SEC USE ONLY


------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    INDIANA
------------------------------------------------------------------------------
                                  5  SOLE VOTING POWER
          NUMBER OF
                                     254,884
           SHARES                 --------------------------------------------
                                  6  SHARED VOTING POWER
         BENEFICIALLY
                                     53,066 (Includes 52,357 shares with No
           OWNED BY                          Voting Power)
                                  --------------------------------------------
             EACH                 7  SOLE DISPOSITIVE POWER

          REPORTING                  54,207
                                  --------------------------------------------
            PERSON                8  SHARED DISPOSITIVE POWER

             WITH                    253,743
------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    307,950
------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [ ]
------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    100%
------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IV
------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                                   Page      3
ITEM 1.
     (a) NAME OF ISSUER

         Marsh Supermarkets Inc

     (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

         9800 Crosspointe Boulevard
         Indianapolis, Indiana 46256-3350

ITEM 2.
     (a) NAME OF PERSON(S) FILING

         American National Trust & Investment Management Company

     (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

         110 East Main Street
         Muncie, Indiana 47305-0751

     (c) CITIZENSHIP

         Not Applicable

     (d) TITLE OF CLASS OF SECURITIES

         Class A Common

     (e) CUSIP NUMBER

         571783307

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

         Not Applicable

ITEM 4.  OWNERSHIP                                                 Page      4

    (a)  Amount Beneficially Owned:

         307,950

    (b)  Percent of Class:

         100%

    (c)  Number of shares as to which such person has:

           (i)  sole power to vote or to direct the vote
                254,884
          (ii)  shared power to vote or to direct the vote
                53,066 (Includes 52,357 shares with No Voting Power)
         (iii)  sole power to dispose or to direct the disposition of
                54,207
          (iv)  shared power to dispose or to direct the disposition of
                253,743

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         None

ITEM 7. IDENTIFICATIOON AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable

ITEM 10. CERTIFICATION

         Not Applicable

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      January 15, 1993
                                      ---------------------------------------
                                      Date

                                      /s/ Theodore H. Jarvis Sr.
                                      ---------------------------------------
                                      Signature

                                      Theodore H. Jarvis Sr., Vice President
                                      ---------------------------------------
                                      Name/Title

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                              (Amendment No. 4)*

                            MARSH SUPERMARKETS INC
------------------------------------------------------------------------------
                               (Name of Issuer)


                             CLASS A COMMON STOCK
------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  571783307
------------------------------------------------------------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendments subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (10-88) Page 1 of 5

    CUSIP No.    571783307             13G                         Page      2
                 ---------

------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

    American National Trust & Investment Management Company
------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)  [ ]
                                                                  (b)  [X]
------------------------------------------------------------------------------
3   SEC USE ONLY


------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    INDIANA
------------------------------------------------------------------------------
          NUMBER OF               5  SOLE VOTING POWER

           SHARES                    276,757
                                  --------------------------------------------
         BENEFICIALLY             6  SHARED VOTING POWER

           OWNED BY                  709
                                  --------------------------------------------
             EACH                 7  SOLE DISPOSITIVE POWER

          REPORTING                  7,059
                                  --------------------------------------------
            PERSON                8  SHARED DISPOSITIVE POWER

             WITH                    270,407 (Includes 16,664 shares of Other
                                              Dispositive Power)
------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    277,466
------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [ ]
------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    100%
------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IV
------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                                   Page      3
ITEM 1.
     (a) NAME OF ISSUER

         Marsh Supermarkets Inc

     (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

         9800 Crosspointe Boulevard
         Indianapolis, Indiana 46256-3350

ITEM 2.
     (a) NAME OF PERSON(S) FILING

         American National Trust & Investment Management Company

     (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

         320 South High Street
         Muncie, Indiana 47305-2325

     (c) CITIZENSHIP

         Not Applicable

     (d) TITLE OF CLASS OF SECURITIES

         Class A Common

     (e) CUSIP NUMBER

         571783307

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

         Not Applicable

ITEM 4.  OWNERSHIP                                                 Page      4

    (a)  Amount Beneficially Owned:

         277,466

    (b)  Percent of Class:

         100%

    (c)  Number of shares as to which such person has:

           (i)  sole power to vote or to direct the vote
                276,757
          (ii)  shared power to vote or to direct the vote
                709
         (iii)  sole power to dispose or to direct the disposition of
                7,059
          (iv) shared power to dispose or to direct the disposition of 270,407 (Includes 16,664 shares of Other Dispositive Power)

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         None

ITEM 7. IDENTIFICATIOON AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable

ITEM 10. CERTIFICATION

         Not Applicable

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      January 13, 1995
                                      ---------------------------------------
                                      Date

                                      /s/ Theodore H. Jarvis Sr.
                                      ---------------------------------------
                                      Signature

                                      Theodore H. Jarvis Sr., Vice President
                                      ---------------------------------------
                                      Name/Title

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                              (Amendment No. 5)*

                            MARSH SUPERMARKETS INC
------------------------------------------------------------------------------
                               (Name of Issuer)


                             CLASS A COMMON STOCK
------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  571783307
------------------------------------------------------------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendments subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (10-88) Page 1 of 5

    CUSIP No.    571783307             13G                         Page      2
                 ---------

------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

    American National Trust & Investment Management Company
------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)  [ ]
                                                                  (b)  [X]
------------------------------------------------------------------------------
3   SEC USE ONLY


------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    INDIANA
------------------------------------------------------------------------------
          NUMBER OF               5  SOLE VOTING POWER

           SHARES                    262,707
                                  --------------------------------------------
         BENEFICIALLY             6  SHARED VOTING POWER

           OWNED BY                  0
                                  --------------------------------------------
             EACH                 7  SOLE DISPOSITIVE POWER

          REPORTING                  6,350
                                  --------------------------------------------
            PERSON                8  SHARED DISPOSITIVE POWER

             WITH                    256,357 (Includes 2,614 shares of Other
                                              Dispositive Power)
------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    262,707
------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [ ]
------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    100%
------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IV
------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                                   Page      3
ITEM 1.
     (a) NAME OF ISSUER

         Marsh Supermarkets Inc

     (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

         9800 Crosspointe Boulevard
         Indianapolis, Indiana 46256-3350

ITEM 2.
     (a) NAME OF PERSON(S) FILING

         American National Trust & Investment Management Company

     (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

         320 South High Street
         Muncie, Indiana 47305-2325

     (c) CITIZENSHIP

         Not Applicable

     (d) TITLE OF CLASS OF SECURITIES

         Class A Common

     (e) CUSIP NUMBER

         571783307

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

         Not Applicable

ITEM 4.  OWNERSHIP                                                 Page      4

    (a)  Amount Beneficially Owned:

         262,707

    (b)  Percent of Class:

         100%

    (c)  Number of shares as to which such person has:

           (i)  sole power to vote or to direct the vote
                262,707
          (ii)  shared power to vote or to direct the vote
                0
         (iii)  sole power to dispose or to direct the disposition of
                6,350
          (iv) shared power to dispose or to direct the disposition of 256,357 (Includes 2,614 shares of Other Dispositive Power)

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         None

ITEM 7. IDENTIFICATIOON AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable

ITEM 10. CERTIFICATION

         Not Applicable

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      January 26, 1996
                                      ---------------------------------------
                                      Date

                                      /s/ Theodore H. Jarvis Sr.
                                      ---------------------------------------
                                      Signature

                                      Theodore H. Jarvis Sr., Vice President
                                      ---------------------------------------
                                      Name/Title

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                              (Amendment No. 6)*

                            MARSH SUPERMARKETS INC
------------------------------------------------------------------------------
                               (Name of Issuer)


                             CLASS A COMMON STOCK
------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  571783307
------------------------------------------------------------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendments subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (10-88) Page 1 of 5

    CUSIP No.    571783307             13G                         Page      2
                 ---------

------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

    American National Trust & Investment Management Company
------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)  [ ]
                                                                  (b)  [X]
------------------------------------------------------------------------------
3   SEC USE ONLY


------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    INDIANA
------------------------------------------------------------------------------
          NUMBER OF               5  SOLE VOTING POWER

           SHARES                    259,396
                                  --------------------------------------------
         BENEFICIALLY             6  SHARED VOTING POWER

           OWNED BY                  200 (No Voting Power)
                                  --------------------------------------------
             EACH                 7  SOLE DISPOSITIVE POWER

          REPORTING                  3,239
                                  --------------------------------------------
            PERSON                8  SHARED DISPOSITIVE POWER

             WITH                    256,357 (Includes 2,614 shares of Other
                                              Dispositive Power)
------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    259,596
------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [ ]
------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    100%
------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IV
------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                                   Page      3
ITEM 1.
     (a) NAME OF ISSUER

         Marsh Supermarkets Inc

     (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

         9800 Crosspointe Boulevard
         Indianapolis, Indiana 46256-3350

ITEM 2.
     (a) NAME OF PERSON(S) FILING

         American National Trust & Investment Management Company

     (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

         320 South High Street
         Muncie, Indiana 47305-2325

     (c) CITIZENSHIP

         Not Applicable

     (d) TITLE OF CLASS OF SECURITIES

         Class A Common

     (e) CUSIP NUMBER

         571783307

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

         Not Applicable

ITEM 4.  OWNERSHIP                                                 Page      4

    (a)  Amount Beneficially Owned:

         259,596

    (b)  Percent of Class:

         100%

    (c)  Number of shares as to which such person has:

           (i)  sole power to vote or to direct the vote
                259,396
          (ii)  shared power to vote or to direct the vote
                200 (No Voting Power)
         (iii)  sole power to dispose or to direct the disposition of
                3,239
          (iv) shared power to dispose or to direct the disposition of 256,357 (Includes 2,614 shares of Other Dispositive Power)

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         None

ITEM 7. IDENTIFICATIOON AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable

ITEM 10. CERTIFICATION

         Not Applicable

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      January 28, 1997
                                      ---------------------------------------
                                      Date

                                      /s/ Theodore H. Jarvis Sr.
                                      ---------------------------------------
                                      Signature

                                      Theodore H. Jarvis Sr., Vice President
                                      ---------------------------------------
                                      Name/Title